Exhibit 5.1

December 7, 2016

Sangamo BioSciences, Inc.

501 Canal Boulevard, Suite A100

Richmond, CA 94804

Re:	Sangamo BioSciences, Inc. Registration Statement on Form S-3 (File No. 333-194126)

Ladies and Gentlemen:

We have acted as counsel to Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to $75,000,000 of shares of its common stock, par value $0.01 per share (the “Shares”) pursuant to the above referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”), and the prospectus supplement to be filed by the Company with the SEC pursuant to Rule 424(b) promulgated under the Securities Act (the “Prospectus Supplement”). The Shares are to be issued and sold by the Company pursuant to a Sales Agreement dated December 7, 2016 (the “Sales Agreement”) between the Company and Cowen and Company, LLC.

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement, the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, and such other documents, records and other instruments, including resolutions adopted by the board of directors of the Company and the finance committee thereof at meetings or by written consent, as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus, the Prospectus Supplement and the Sales Agreement, will be validly issued, fully paid and non-assessable.

Sangamo BioSciences, Inc.

December 7, 2016

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on or about December 7, 2016. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius